Exhibit 10.2
LOAN AND SECURITY AGREEMENT
dated as of May 30, 2008
among
LEAF III B SPE, LLC,
The Lenders Party Hereto,
U.S. BANK NATIONAL ASSOCIATION,
as Paying Agent
and
KEY EQUIPMENT FINANCE INC.,
as Facility Agent and Collateral Agent

Appendix A Commitments

Exhibit A	Note
Exhibit B	Assignment and Acceptance
Exhibit C	Dolphin Statement of Credit Policy
Exhibit D	Dolphin Form Contracts
Exhibit E	Policy and Procedures

LOAN AND SECURITY AGREEMENT
     This LOAN AND SECURITY AGREEMENT, dated as of May 30, 2008 (this “Agreement”), among LEAF III B SPE, LLC, a Delaware limited liability company (“Borrower”), the Lenders party hereto, U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (together with its successors and assigns, the “Paying Agent”), and KEY EQUIPMENT FINANCE INC., a Michigan corporation (“KEF”), as facility agent and collateral agent (together with its permitted successors in such capacities, the “Facility Agent” and the “Collateral Agent”).
WITNESSETH:
     WHEREAS, capitalized terms used in these recitals shall have the meanings assigned to them in Article I hereof;
     WHEREAS, pursuant to the Purchase and Contribution Agreement, LEAF III shall from time to time sell and/or contribute to Borrower, and Borrower shall from time to time purchase from LEAF III, all of LEAF III’s right, title and interest in, to and under certain Purchased Contracts;
     WHEREAS, pursuant to the terms and conditions hereof, the Lenders have severally agreed to make Advances to Borrower in order to fund a portion of the Purchase Price of each such Purchased Contract;
     WHEREAS, pursuant to the terms and conditions hereof, Borrower has agreed to secure its obligations to the Lenders hereunder by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien on, among other things, all of Borrower’s right, title and interest in, to and under the Purchased Contracts; and
     WHEREAS, pursuant to the Servicing Agreement, the Servicer shall service such Purchased Contracts.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     SECTION 1.01. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Definitions and Rules of Construction attached as Appendix A (“Appendix A”) to that certain Purchase and Contribution Agreement, of even date herewith, by and between LEAF Equipment Leasing Income Fund III, L.P., a Delaware limited partnership, and Borrower; provided, as used herein, the term “Agreement” means this Agreement, including all amendments, modifications and supplements and any appendices, exhibits or schedules to any of the foregoing.

     SECTION 1.02. Construction. This Agreement shall be subject to the rules of construction set forth in Appendix A.
ARTICLE II
ADVANCES
     SECTION 2.01. Commitments.
          (a) During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Advances to Borrower in an aggregate amount up to but not exceeding such Lender’s Commitment; provided, after giving effect to the making of any Advances in no event shall the aggregate principal amount of all outstanding Advances exceed the Credit Limit. Amounts borrowed pursuant to this Section 2.01 may be repaid or prepaid during the Commitment Period. Each Lender’s Commitment shall expire on the Commitment Termination Date. The aggregate amount of the Commitments as of the Closing Date is $131,425,392.23.
          (b) Unless all Lenders otherwise agree, the only Advance pursuant to this Agreement shall be on the Closing Date and amounts borrowed pursuant to this Agreement shall not be reborrowed if repaid or prepaid. If additional Advances are permitted after the Closing Date by the Lenders, the Lenders shall notify the Borrower in writing that such option is available.
     SECTION 2.02. Advances
          (a) Subject to the terms and conditions hereof, each Lender shall make an Advance requested by a Purchase Date Notice to Borrower on the applicable Purchase Date in an amount equal to such Lender’s Pro Rata Share of the product of (x) the Advance Rate, times (y) the Contract Value of all Purchased Contracts to be purchased as of such Purchase Date; provided, the aggregate minimum amount of all Advances to be made on a Purchase Date shall be $1,000,000.
          (b) Whenever Borrower desires that the Lenders make Advances, Borrower shall deliver to the Facility Agent at the Notice Office a fully executed and delivered Purchase Date Notice, not later than 12:00 noon (New York City time) on the date which is no later than three (3) Business Days prior to the date of a proposed making of Advances. Except as otherwise provided in Section 2.09(b), a Purchase Date Notice shall be irrevocable, and Borrower shall be bound to make a borrowing in accordance therewith.
          (c) Notice of receipt of each Purchase Date Notice, together with the amount of each Lender’s Pro Rata Share of the aggregate amount of the Advances requested thereby, shall be provided by the Facility Agent to each applicable Lender by Approved Electronic Communications with reasonable promptness, but (provided the Facility Agent shall have received such notice by 12:00 noon (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as the Facility Agent’s receipt of such Purchase Date Notice from Borrower; otherwise, by Facility Agent by 12:00 noon (New York City time) on the Business Day immediately following receipt of the Purchase Date Notice.

          (d) Each Lender shall initiate a wire transfer of the amount of its Advance to the Facility Agent not later than 3:00 p.m. (New York City time) on the applicable Purchase Date by wire transfer of same day funds in Dollars, at the Payment Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Facility Agent shall make the proceeds of such Advances available to Borrower on the applicable Purchase Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Advances received by the Facility Agent from the Lenders to be credited to the account of Borrower at the Payment Office or such other account as may be designated in writing to the Facility Agent by Borrower.
     SECTION 2.03. Pro Rata Shares; Availability of Funds.
          (a) Pro Rata Shares . All Advances shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make an Advance requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make an Advance requested hereunder or purchase a participation required hereby.
          (b) Availability of Funds. Unless the Facility Agent shall have been notified by any Lender prior to the applicable Purchase Date that such Lender does not intend to make available to the Facility Agent the amount of such Lender’s Advance requested on such Purchase Date, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent on such Purchase Date and the Facility Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Purchase Date. If such corresponding amount is not in fact made available to the Facility Agent by such Lender, the Facility Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Purchase Date until the date such amount is paid to the Facility Agent, at the customary rate set by the Facility Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Facility Agent’s demand therefor, the Facility Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to the Facility Agent together with interest thereon, for each day from such Purchase Date until the date such amount is paid to the Facility Agent, at the Base Rate plus the Program Fee Rate. Nothing in this Section 2.03(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
     SECTION 2.04. Evidence of Debt; Register; Notes.
          (a) Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the indebtedness of Borrower to such Lender, including the amounts of the Advances made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Advances; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
          (b) Register. The Facility Agent shall maintain at the Payment Office a register for the recordation of the names and addresses of the Lenders and the Commitments and Advances of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Advances) at any reasonable time and from time to time upon reasonable prior notice. The Facility Agent shall record in the Register the Commitments and the Advances, and each repayment or prepayment in respect of the principal amount of the Advances, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Advance. Borrower hereby designates KEF to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.04, and Borrower hereby agrees that, to the extent KEF serves in such capacity, KEF and its officers, directors, employees, agents and affiliates shall constitute “Indemnified Parties.”
          (c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to the Facility Agent), Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.02, or otherwise pursuant to a joinder agreement), promptly after Borrower’s receipt of such notice a Note or Notes (which shall have accompanied such notice) to evidence such Lender’s Advances.
     SECTION 2.05. Interest.
          (a) Except as otherwise set forth herein, the unpaid principal amount of each Advance shall bear interest on each day during each Accrual Period until the Advances are paid in full at a rate per annum equal to:
     (i) if an Advance or a portion of an Advance is at the time funded or maintained by a CP Rate Lender, the CP Rate for the applicable CP Rate Lender on such day; provided, however, that if such Advance or a portion of such Advance is funded by a CP Rate Lender for such day through a Swingline Loan, then the portion of the Advances funded by a CP Rate Lender with proceeds from a Swingline Loan shall earn a rate equal to the Alternate Rate; or
     (ii) if an Advance or a portion of an Advance is at the time funded or maintained by a Support Institution, the Alternate Rate.
          (b) Interest payable pursuant to Section 2.05(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Advance, the date of the making of such Advance or the first day of an Accrual Period applicable to such Advance shall be included, and the date of payment of such Advance or the expiration date of an Accrual Period applicable to such

Advance shall be excluded; provided, if an Advance is repaid on the same day on which it is made, one day’s interest shall be paid on that Advance.
          (c) Except as otherwise set forth herein, interest on each Advance shall be payable in arrears (i) on each Payment Date applicable to that Advance; (ii) any prepayment of that Advance, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.
          (d) Except to the extent otherwise set forth herein or in the Transaction Document providing for such calculation, interest and periodic fees shall be calculated on the basis of a 360 day year and the actual number of days elapsed. The CP Rate Lender shall submit to the Facility Agent and the Borrower (i) five Business Days prior to each Payment Date notice of an estimate of the applicable CP Rate for the applicable Accrual Period ending on such Payment Date, and (ii) simultaneously with any demand by the CP Rate Lender therefor, notice of the amount of any Breakage Costs then payable to the CP Rate Lender. If requested by the Facility Agent or the Borrower, each such notice shall include reasonable detail supporting the calculations made by the CP Rate Lender with respect to the foregoing amounts. The Facility Agent shall notify each of the Servicer and the Borrower of the determination of the Cost of Funds Rate(s) to be used in calculating interest for each Accrual Period on the Determination Date; provided, that, in the case of the CP Rate, that the CP Rate Lender has timely provided such information to the Facility Agent. All notices to the Borrower pursuant to this paragraph may be provided to the Servicer, as agent of the Borrower, unless (i) the Facility Agent has received written notice from an Authorized Officer of the Borrower that the Servicer is no longer serving as the Borrower’s agent for such purpose, or (ii) if LEAF Financial is not the Servicer. The Facility Agent shall promptly deliver any such notice that it receives to the CP Rate Lender. The failure of the CP Rate Lender or the Servicer to provide any notice described in this Section 2.05(d) shall not relieve Borrower of any of its payment obligations hereunder.
     SECTION 2.06. Default Interest. Notwithstanding anything herein to the contrary, upon the occurrence of an Event of Default each Advance shall bear interest on the principal amount thereof from time to time outstanding, from the date of such occurrence until such principal amount is paid in full, at a rate per annum equal to the Default Funding Rate. All interest referred to in this Section 2.06 shall be calculated on a year of 360 days for the actual number of days elapsed.
     SECTION 2.07. Payment of Advances.
          (a) Borrower hereby unconditionally promises to pay to the Facility Agent for the benefit of the Lenders, or to the applicable Lender directly, as directed by the Facility Agent, each Lender’s Pro Rata Share of the then unpaid principal amount of each Advance in such amount as set forth in the Priority of Payments on each Payment Date, commencing on the first Payment Date following the Payment Date on which such Advance is made and when due; provided, the aggregate principal amount of the Advances shall, in any event, be paid in full no later than the Scheduled Maturity Date; and provided further, that if, at the close of business on any Business Day, the aggregate principal amount of all outstanding Advances exceeds the Borrowing Base, then the Borrower, not later than two Business Days thereafter, shall remit to the Collateral Agent for the benefit of the Lenders, a principal prepayment (to be applied by the

Lenders to repay their respective Advances, pro rata and pari passu), in an amount not less than such excess. Borrower may, without penalty or premium, prepay the principal of any Advance on any Payment Date, in whole or in part and together with accrued and unpaid interest thereon, on three (3) Business Days’ prior written notice; provided, that such payment shall be accompanied (unless waived in writing by such Lender) by Breakage Costs and any other breakage costs or funding losses authorized under Section 2.09.
          (b) All payments of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Facility Agent or the applicable Lender, as specified by the Facility Agent, not later than 11:00 a.m. (New York City time) on the date due at the Payment Office for the account of the Lenders; for purposes of computing interest and fees, funds received by the Facility Agent or the applicable Lender after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
          (c) All payments in respect of the principal amount of any Advance shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Advance on a date when interest is due and payable with respect to such Advance) shall be applied to the payment of interest then due and payable before application to principal.
          (d) The Facility Agent shall promptly distribute to each Lender at such account and/or address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Facility Agent.
          (e) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder (but shall not be included in computing the length of the immediately succeeding accrual period).
          (f) Borrower hereby authorizes the Facility Agent to charge Borrower’s accounts with the Facility Agent in order to cause timely payment to be made to the Facility Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
          (g) The Facility Agent shall deem any payment by or on behalf of Borrower hereunder that is not received by the Facility Agent or the applicable Lender in same day funds prior to 11:00 a.m. (New York City time) on the due date therefor to be a non-conforming payment and the CP Rate Lender shall deem any payment to which it is entitled hereunder, whether by or on behalf of the Borrower or the Facility Agent, that is not received by the CP Rate Lender in same day funds prior to 11:00 a.m. (New York City time) on the due date thereof to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Facility Agent or applicable Lender until the later of (i) the time such funds become available funds, and (ii) the applicable next succeeding Business Day. The Facility Agent (or, if applicable, the CP Rate Lender) shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Interest shall accrue on any amount as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.06 from the date such amount was due and payable until the date such amount is paid in full.
          (h) If an Event of Default shall have occurred and the Obligations shall have been accelerated, all payments or proceeds received by the Facility Agent hereunder in respect of any of the Obligations shall be applied in accordance with the Priority of Payments.
     SECTION 2.08. Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided herein, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Advances made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Transaction Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Facility Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all of the Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     SECTION 2.09. Funding Losses; Breakage Costs.
          (a) The Borrower hereby agrees that upon demand by any Affected Party (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed, but may be presented by the Facility Agent on behalf of such Affected Party) the Borrower will indemnify such Affected Party against any out of pocket net loss or expense which such Affected Party shall sustain or incur (including any out of pocket net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to fund or maintain any Advance made by any Lender to the Borrower or any Swingline Loan made by any Swingline Lender to the CP Rate Lender), as determined by such Affected Party, as a result of (i) any payment or prepayment (including any mandatory prepayment) of any Advance or Swingline Loan on a date other than a Payment Date for such Advance or Swingline Loan, or on Payment Date but without three (3) Business Days’ notice (it being understood that each Lender’s receipt of a Servicer Report delivered on the Determination Date immediately preceding such Payment Date will satisfy such notice requirement to the extent such Servicer Report reflects the payments to be made on such Payment Date), (ii) any redemption, prepayment or other principal reduction of any Advance on a Payment Date (other than a December Payment Date) in an amount, of which the CP Rate Lender shall have received three (3) Business Days’ notice of the payment thereof, exceeding the sum of (x) fifteen percent (15%) of the aggregate principal amount of all outstanding Advances as of the end of the immediately preceding Monthly Period and (y) Five Million Dollars ($5,000,000), (iii) any redemption, prepayment or other principal reduction of any Advance on a December Payment Date which exceeds the imputed principal component of the payments due from Obligors under the Contracts during the Monthly Period ending immediately prior to the December Payment Date, as estimated in the Servicer Report delivered on the Determination Date occurring in November of the same year (a “November Servicer Report”), if the CP Rate Lender has received the applicable November Servicer Report setting forth the amount of any such principal payment thirty (30) calendar days prior to such December Payment Date, (iv) a principal payment to the CP Rate Lender on a December Payment Date which is less than the amount estimated in the applicable November Servicer Report for such December Payment Date, (v) any failure of the Borrower to borrow any Advance on a date specified therefor in a related Purchase Date Notice, unless Borrower timely delivers a Purchase Date Notice and satisfies each of the conditions to the funding of such Advance and such failure arises solely as a result of CP Rate Lender’s election not to fund, or any failure of the Borrower to make a prepayment after having notified the Facility Agent of the Borrower’s intention to make such a prepayment, or (vi) any change of the Cost of Funds Rate applicable to an Advance or Swingline Loan accruing interest at the Alternate Rate as provided in the definition of the term “Cost of Funds Rate”. Such written statement shall, in the absence of manifest error, be conclusive and binding for all purposes. Any amounts described in clauses (i), (ii) or (iii) of the first sentence of this subsection (a) shall be an “Excess Principal Payment”. For the avoidance of doubt, any prepayment will be out of Collections deposited in the Collection Account and shall be paid and distributed on the Payment Date such prepayment is received in the manner set forth in Section 2.15.
          (b) Without limiting the generality of Section 2.09(a), but without duplication of amounts payable thereunder, if the CP Rate Lender receives an Excess Principal Payment, and a Reduction Excess Amount exists with respect to such Excess Principal Payment, the Borrower shall, on the day on which such Excess Principal Payment is made, and in addition to the amount of any Excess Principal Payment, pay to the CP Rate Lender any Breakage Costs and any other breakage costs or funding losses authorized under Section 2.09(a).
          (c) A statement as to any amounts referred to in this Section 2.09 payable to an Affected Party, submitted to the Borrower (with a copy to the Facility Agent) by such Affected Party (or submitted by the Facility Agent to the Borrower on behalf of an Affected Party), setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be conclusive and binding for all purposes. Failure on the part of any Affected Party to demand compensation for any amount to this Section 2.09 with respect to any period shall not constitute a waiver of such Affected Party’s right to demand compensation with respect to such period.
     SECTION 2.10. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.11 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include any Support Institution of such Lender for all purposes of this Section 2.10(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Transaction Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Advances bearing interest at the LIBO Rate that are reflected in the definition of LIBO Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Advances hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to the Facility Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.10(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Each Lender seeking compensation under this Section 2.10(a) shall make reasonable efforts to notify Borrower of its cost or expense within sixty (60) days of the incurrence of such cost or expense for which such Lender demands compensation, but a Lender’s failure to make such demand within said sixty (60) day period shall not constitute a waiver of its right to such indemnification for such cost or expense.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include any Support Institution of such Lender for all purposes of this Section 2.10(b))

shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Advances or Commitment, or participations therein or other obligations hereunder with respect to the Advances to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to the Facility Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.10(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Each Lender seeking compensation under this Section 2.10(b) shall make reasonable efforts to notify Borrower of its cost or expense within sixty (60) days of the incurrence of such cost or expense for which such Lender demands compensation, but a Lender’s failure to make such demand within said sixty (60) day period shall not constitute a waiver of its right to such indemnification for such cost or expense.
     SECTION 2.11. Taxes; Withholding, etc.
          (a) Payments to Be Free and Clear. All sums payable by Borrower hereunder and under the other Transaction Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Borrower.
          (b) Withholding of Taxes. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to the Facility Agent or any Lender under any of the Transaction Documents: (i) Borrower shall notify the Facility Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on the Facility Agent or such Lender, as the case may be) on behalf of and in the name of the Facility Agent or such Lender; (iii) (unless Borrower shall have paid such Tax pursuant to the prior clause (ii)) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Facility Agent or such Lender, as the case may be, receives on the due date with respect thereto a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to the Facility Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Facility Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or the Facility Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Transaction Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Transaction Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Facility Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.11(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Facility Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Transaction Documents, or notify the Facility Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.11(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.11(c), or (2) to notify the Facility Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.11(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.11(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant to this Section 2.11 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
     SECTION 2.12. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Advances becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section  2.10 or 2.11, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Advances through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.10 or 2.11 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Advances through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Advances or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.12 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.12 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to the Facility Agent) shall be conclusive absent manifest error.
     SECTION 2.13. [Reserved].
     SECTION 2.14. Incremental Commitments.

          (a) Prior to the Commitment Termination Date, Borrower may, by written notice to the Facility Agent, request an increase to the existing Commitments (any such increase, any “Incremental Commitment”).
          (b) No increase to the existing Commitments shall occur, and no Person may provide an Incremental Commitment, in each case, without the prior written consent of the Facility Agent and each Lender, which consent shall be in the sole discretion of the Facility Agent and the Lenders (each approved Person, if any, an “Incremental Lender”).
          (c) No Lender or any other Person shall have any obligation to provide any or all of the Incremental Commitments until such time such Person becomes an Incremental Lender, and any Lender may elect or decline, in its sole discretion, to provide an Incremental Commitment.
          (d) Each Incremental Commitment shall become effective as of the date agreed to among Borrower, the Facility Agent and the applicable Incremental Lenders (the “Incremental Increase Date”), so long as (i) no Event of Default shall exist on such Incremental Increase Date before or after giving effect to such Incremental Commitments; (ii) the Incremental Commitments shall be effected pursuant to one or more joinder agreements, in form and substance satisfactory to the Facility Agent and the Lenders, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.11(c); and (iii) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Facility Agent in connection with any such transaction.
          (e) On any Incremental Increase Date, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender having an existing Commitment shall assign to each of the Incremental Lenders having a Commitment, and each such Incremental Lender shall purchase from each such Lender, at the principal amount thereof (together with accrued interest), such interests in the Advances outstanding on the Incremental Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances will be held by such Lenders having existing Commitments and Incremental Lenders ratably in accordance with their Commitments after giving effect to the addition of such Incremental Commitments to the Commitments; (ii) each Incremental Commitment shall be deemed for all purposes a Commitment and each Advance made thereunder (an “Incremental Advance”) shall be deemed, for all purposes, an Advance and (iii) each Incremental Lender shall become a Lender with respect to the Incremental Commitment and all matters relating thereto.
          (f) The Facility Agent shall notify the Lenders, promptly upon determination of any Incremental Increase Date, of (i) the Incremental Commitments and the Incremental Lenders, and (ii) in the case of each notice to any Lender having Exposure, the respective interests in such Lender’s Advances, in each case subject to the assignments contemplated by this Section 2.14.
          (g) The terms and provisions of the Incremental Advances shall be identical to the Advances.
     SECTION 2.15. Priority of Payments

          (a) On each Payment Date, the funds that have been deposited in the Collection Account during the immediately preceding Monthly Period shall be distributed by the Paying Agent pursuant to the monthly Servicer Report and Section 7 of the Paying Agent Agreement in the following order of priority (the “Priority of Payments”):
     (i) to the Partnership for payment of any taxes, governmental fees or other amounts (such as late fees and documentation fees) that were not included in calculating the Contract Value of any Purchased Contract and which are due and payable under the Purchased Contract but that have not been paid by the related Obligor;
     (ii) to the Partnership, any unreimbursed Partnership Advances;
     (iii) to the Partnership, for forwarding to the Servicer, an amount equal to the Servicing Fee and any out-of-pocket Servicer expenses then due and payable and, if LEAF Financial is no longer the Servicer, then to the applicable Successor Servicer;
     (iv) on a pari passu basis, (w) to the Back-up Servicer, an amount equal to any Transfer Expenses and One-Time Successor Servicer Fee then due and payable, (x) to the Back-up Servicer, an amount equal to the Back-up Servicing Fee and any reasonable attorneys’ fees then due and payable, and any out-of-pocket expenses due to the Back-up Servicer in accordance with the Transaction Documents, unless the Back-up Servicer is the Servicer; (y) to the Custodian, an amount equal to the Custodian Fee and any reasonable attorneys’ fees then due and payable, and any out-of-pocket expenses due to the Custodian in accordance with the Transaction Documents and (z) to the Paying Agent, an amount equal to the Paying Agent Fee and any reasonable attorneys’ fees then due and payable, and any out-of-pocket expenses due to the Paying Agent in accordance with the Transaction Documents; provided that the aggregate amount distributed under clauses (x), (y) and (z) for out-of-pocket expenses on each Payment Date shall not exceed (a) $10,000 for each of the twelve (12) Payment Dates immediately following the Closing Date, (b) $8,000 for each of the twelve (12) Payment Dates beginning immediately after the period referenced in clause (a), and (c) $6,000 for each Payment Date after the period referenced in clause (b);
     (v) to the counterpart(y)(ies) of any Hedging Agreement, the aggregate amount due under any such Hedging Agreement as of such date (including any breakage fees), excluding any termination payment resulting from the default of such counterpart(y)(ies);
     (vi) on a pari passu basis as follows:
(1) to the Support Institution, an amount equal to the Liquidity Fee then due and payable to the Support Institution; and
(2) to the Facility Agent, an amount equal to the Facility Agent Fee then due and payable to the Facility Agent; and

(3) to the Facility Agent, an amount equal to the Program Fee then due and payable to the Facility Agent; and
(4) for application pursuant to Section 2.07 hereof, an amount equal to the aggregate amount of all interest then due and payable on the Advances for the immediately preceding Accrual Period and, to the extent not previously paid, for all prior Accrual Periods (including interest on such unpaid amounts at the applicable interest rate for the Advances during the Accrual Period(s) such amounts were overdue (assuming the oldest are paid first));
     (vii) on a pari passu basis, to the Custodian, the Back-up Servicer, and the Paying Agent, all out-of-pocket expenses not paid pursuant to the foregoing clause (iv);
     (viii) to the Facility Agent, for application pursuant to Section 2.07 hereof, a principal payment on the Advances in an amount equal to the excess of (i) the aggregate principal amount of all outstanding Advances as of the end of the related Accrual Period over (ii) the Borrowing Base as of the end of the related Accrual Period;
     (ix) to the Partnership, so long as no Event of Default has occurred and is continuing, the amount then required to be paid by the Partnership (pursuant to its partnership agreement) to the Equity Investors;
     (x) to the Cash Reserve Account, the amount necessary for the value of all Reserve Account Property on deposit therein to be equal to the Required Cash Reserve;
     (xi) to the Servicer, the Paying Agent, the Custodian, the Back-up Servicer and the Lenders, all other amounts due and payable thereto by Borrower under the Transaction Documents, including, without limitation, all Lender Expenses;
     (xii) to the entities then entitled thereto, all documented Transaction Expenses, to the extent not previously paid by the Servicer or the Partnership;
     (xiii) to the counterpart(y)(ies) of any Hedging Agreement, the aggregate amount of any termination payment resulting from the default of such counterpart(y)(ies) under any such Hedging Agreement as of such date (including any breakage fees);
     (xiv) if the aggregate principal amount of all outstanding Advances is then less than 10% of the Advances on the first Purchase Date, then any balance to the Facility Agent for application pursuant to Section 2.07 hereof, until the aggregate principal amount of all outstanding Advances is zero; and

     (xv) any balance to the Borrower or its designee; provided, however, that any amounts representing payaheads (rather than prepayments) on scheduled payments owed on Purchased Contracts shall remain on deposit in the Collection Account for application on the next Payment Date.
          (b) Notwithstanding anything herein to the contrary:
     (i) if an Event of Default shall have occurred, all amounts in the Collection Account and the Cash Reserve Account remaining after the distributions set forth in clauses (a)(i) – (vi) above shall be distributed to the Facility Agent, for application pursuant to Section 2.07 hereof, as additional principal to be applied to the Advances (and Breakage Costs thereon) until fully repaid; provided, that such application shall be made on the date that the Facility Agent determines in the exercise of its reasonable judgment shall minimize Breakage Costs; and
     (ii) all amounts deposited into the Collection Account in accordance with either Section 2.03(b) of the Purchase and Contribution Agreement or 2.05(b)(i) of the Purchase and Contribution Agreement, as applicable, shall be immediately distributed to the Facility Agent, for application pursuant to Section 2.07 hereof, and applied to reduce the aggregate principal amount of all outstanding Advances then outstanding (and Breakage Costs thereon) without any further application with respect to the Priority of Payments; provided, that such application shall be made on the date that the Facility Agent determines in the exercise of its reasonable judgment shall minimize Breakage Costs.
     SECTION 2.16. Release of Purchased Contracts.
          (a) Subject to Section 2.07 hereof with respect to prepayment of Advances, upon any optional or mandatory prepayment, in whole or in part, of the outstanding Advances, the Borrower shall be permitted, subject to compliance with this Section 2.16, to obtain the release of any one or more Purchased Contracts from the security interest of the Collateral Agent therein after depositing into the Collection Account an amount not less than the Release Price therefor on the date of such repayment (which date shall, unless the Required Lenders otherwise consent, be a Payment Date); provided, that the foregoing release shall only be available if, after giving effect thereto and the application of the proceeds thereof in accordance with the terms hereof, there shall not be an Event of Default.
          (b) The Borrower shall notify the Collateral Agent of any Release Price to be paid pursuant to this Section 2.16 on the Business Day immediately preceding the date on which such Release Price shall be paid, specifying the Purchased Contracts to be released and the Release Price.
          (c) Promptly after the date on which (i) the aggregate outstanding principal amount of all Advances has been repaid in full and all interest and fees and all other Obligations have been paid in full and (ii) the Lenders shall have no further obligation to make any additional Advances, the Collateral Agent shall release (and the Custodian is hereby authorized to deliver to the Borrower all documents in the related Contract File and the Paying Agent is hereby authorized to deliver to the Borrower all remaining funds in the Collection Account and Cash Reserve Account) its security interest in all Purchased Contracts and all other Collateral, for no additional consideration but at the sole expense of the Borrower, free and clear of any Adverse Claim resulting solely from an act by the Collateral Agent but without any other representation or warranty, express or implied, by or recourse against the Collateral Agent.
     SECTION 2.17. Cash Reserve Account
          (a) The Borrower, for the benefit of the Collateral Agent and the Lenders, hereby establishes and agrees to maintain in the name of the Borrower an account until the date upon which Borrower’s Obligations are extinguished entitled “Key Equipment Finance Inc., as Collateral Agent, Cash Reserve Account of LEAF III B SPE, LLC” (the “Cash Reserve Account”), bearing a designation clearly indicating that the funds deposited therein are subject to the Lien of the Collateral Agent for the benefit of the Lenders. The Cash Reserve Account shall initially be established with and maintained at the Paying Agent.
          (b) The funds on deposit in the Cash Reserve Account may be invested in Eligible Investments at the direction of the Borrower, or, during the continuation of an Event of Default, solely at the direction of the Collateral Agent. Other than as agreed upon between the Collateral Agent and the Borrower, funds on deposit in the Cash Reserve Account shall be invested in Eligible Investments that will mature so that such funds will be available at the close of business on the Business Day immediately preceding the following Payment Date. All Eligible Investments purchased with funds from the Cash Reserve Account will be held to maturity.
          (c) The Borrower shall possess all right, title and interest in all property on deposit from time to time in the Cash Reserve Account and in all proceeds thereof and all such funds, investments, proceeds, income and other property (collectively, the “Reserve Account Property”) shall be part of the Collateral. Except as otherwise provided herein, the Cash Reserve Account shall be under the control of the Paying Agent for the benefit of the Collateral Agent and Lenders. In the event that the Cash Reserve Account is not to be maintained with the Paying Agent, the Borrower shall notify the Collateral Agent in writing prior to such transfer and request the Collateral Agent’s consent to such transfer and, upon receipt of such consent, shall cause the depository to execute such control agreements and other instruments of similar import as the Collateral Agent shall have reasonably requested.
          (d) The Collateral Agent shall not enter into any subordination or intercreditor agreement with respect to the Reserve Account Property other than, to the extent applicable, this Agreement or as contemplated by the Transaction Documents.
     SECTION 2.18. Deposits into and Withdrawals from the Cash Reserve Account.
          (a) On each Payment Date (and, in each case, prior to the making of any required payments on such Payment Date pursuant to Section 7 of the Paying Agent Agreement and the monthly Servicer Report), the Paying Agent shall withdraw the Cash Reserve Account Available Amount, if any, from the Cash Reserve Account and deposit it in the Collection Account in accordance with this Loan Agreement.

          (b) No party hereto shall withdraw or otherwise remove, or permit the removal by any Person other than the Paying Agent, any funds in the Cash Reserve Account, other than in accordance with this Agreement and the other Transaction Documents then in effect. No Person shall instruct the Paying Agent to withdraw or otherwise remove any funds in the Cash Reserve Account except as provided in the Transaction Documents. Notwithstanding anything in this clause (b) to the contrary, the Servicer shall instruct the Paying Agent to pay to the Borrower amounts paid into the Collection Account that are neither Contract Receivables nor other amounts required to be deposited into the Collection Account pursuant to this Agreement or any of the other Transaction Documents (including, without limitation, any reasonable out-of-pocket expenses incurred by the Servicer in enforcing a Purchased Contract that is a Defaulted Contract, to the extent not previously retained) if the Borrower or Servicer shall have notified the Lenders (with a copy to the Collateral Agent, in the case of any amount to be withdrawn from the Collection Account) in writing of the amount to be remitted to the Borrower.
          (c) On the Closing Date, the Borrower shall, from the proceeds of the first Advance under the Loan Agreement, deposit into the Cash Reserve Account, an amount equal to two percent (2%) of the aggregate principal amount of all Advances advanced on such date.
          (d) In the event that the monthly Servicer Report with respect to any Determination Date shall state that the available funds in the Collection Account that constitute Collections on such Determination Date are less than the sum of the amounts payable on the related Payment Date pursuant to clauses (i) through (ix) of the Priority of Payments (such deficiency being a “Deficiency Claim Amount”), then on such Determination Date, the Servicer shall deliver to the Paying Agent, Collateral Agent, the Borrower and the Lenders, by hand delivery, telex or facsimile transmission, a written notice (a “Deficiency Notice”) specifying the Deficiency Claim Amount and the Cash Reserve Account Available Amount for the related Payment Date. Such Deficiency Notice shall direct the Paying Agent to remit from the Cash Reserve Account the Cash Reserve Account Available Amount for deposit in the Collection Account on such Payment Date. Upon receipt of written notice from the Collateral Agent of the occurrence of the Commitment Termination Date or during the existence of an Event of Default, the Paying Agent shall withdraw all amounts on deposit in the Cash Reserve Account and deposit them into the Collection Account for distribution on the immediately following Payment Date pursuant to the Priority of Payments. Any Deficiency Notice shall be delivered by 12:00 p.m., New York City time, on the related Determination Date.
          (e) To the extent that, on any Payment Date after giving effect to the payments required to be made on such Payment Date pursuant to clauses (i) through (ix) of the Priority of Payments, the Cash Reserve Account Available Amount exceeds the Required Cash Reserve as of such Payment Date, then on such Payment Date the Borrower shall instruct the Paying Agent in writing (with a copy to the Collateral Agent) to withdraw from the Cash Reserve Account an amount equal to such excess and pay such amount to the Borrower or its designee.
     SECTION 2.19. Securities Account. The Borrower agrees that the Cash Reserve Account held by it hereunder shall each be maintained as a “securities account” as defined in the UCC as in effect in New York, and the Paying Agent hereby agrees that it is and will act as a “securities intermediary” (in such capacity, the “Securities Intermediary”) for the benefit of the Collateral Agent as the sole “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC)

with respect to such account. The parties hereto agree that the Cash Reserve Account shall be governed by the laws of the State of New York, and regardless of any provision in any other agreement, the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) shall be the State of New York. The Securities Intermediary acknowledges and agrees that (a) each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Cash Reserve Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC and (b) notwithstanding anything to the contrary, if at any time the Securities Intermediary shall receive any order from the Collateral Agent directing transfer or redemption of any financial asset relating to the Cash Reserve Account, the Securities Intermediary shall comply with such entitlement order without further consent by Servicer, Seller, Borrower, the Lenders or any other person. In the event of any conflict of any provision of this Section 2.19 with any other provision of this Agreement or any other agreement or document, the provisions of this Section 2.19 shall prevail.
     SECTION 2.20. Hedging Agreements.
          (a) The Borrower shall enter into one or more Hedging Agreements with one or more hedge providers with respect to each Advance having a notional amount equal to ninety-six (96%) of the initial principal balance of such Advance. If on any Payment Date, the aggregate notional amounts of all Hedging Agreements then in effect with respect to any Advance shall be less than an amount equal to ninety-five percent (95%) of the outstanding principal balance of such Advance, the Borrower shall enter one or more Hedging Agreements so as to cause such condition no longer to apply.
          (b) All payments made by a hedge provider shall be deposited directly into the Collection Account.
          (c) All Hedging Agreements must be entered into for bona fide hedging activities and not for speculative purposes.
     SECTION 2.21. Duties of Paying Agent The Paying Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Paying Agent shall not be subject to any fiduciary or other implied duties and (b) the Paying Agent shall not have any duty to take any discretionary action or exercise any discretionary powers. The Paying Agent may rely, and shall be protected in acting or refraining to act, in each case, in accordance with the terms of this Agreement, upon and need not verify the accuracy of, (i) any written instructions or directions from any persons the Paying Agent reasonably believes to be authorized to give such instructions or directions, and (ii) any written instruction, notice, order, request, direction, certificate, opinion or other instrument or document reasonably believed by the Paying Agent to be genuine and to have been signed and presented by the proper party or parties, whether such presentation is by personal delivery, express delivery or facsimile. Except to confirm the form thereof complies with the requirements therefor set forth in the applicable Transaction Document, the Paying Agent shall not be responsible for or have any duty to ascertain or inquire into the contents of any instruction, direction, certificate, report or other document delivered hereunder or in connection herewith.

ARTICLE III
CONDITIONS PRECEDENT
     SECTION 3.01. Closing Date. This Agreement shall become effective on the Closing Date so long as each of the following conditions precedent have been satisfied to the satisfaction of the Facility Agent and the Lenders in their sole discretion and, as to any agreement, document or instrument specified below, each in form and substance satisfactory to the Facility Agent:
          (a) Each of the conditions set forth in Section 3.01 of the Purchase and Contribution Agreement shall have been satisfied, or, with the prior written consent of the Required Lenders, waived.
          (b) Borrower shall deliver to the Facility Agent the following, each, unless otherwise noted, dated as of the Closing Date:
     (i) copies of the organizational documents of Borrower, certified by the Secretary of State of the State of Delaware, or, if such document is of a type that may not be so certified, certified by an officer of Borrower, together with a good standing certificate from the Secretary of State of the State of Delaware and each other jurisdiction in the United States in which Borrower is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of its jurisdiction of organization, each dated a recent date prior to the Closing Date;
     (ii) signature and incumbency certificates of the officers of Borrower executing the Transaction Documents to which it is a party;
     (iii) executed originals of the Transaction Documents to which Borrower is a party; and
     (iv) such other documents relating to any of the foregoing as the Facility Agent may reasonably request.
          (c) The Partnership shall deliver to the Facility Agent the following, each, unless otherwise noted, dated as of the Closing Date:
     (i) copies of the organizational documents of Borrower, certified by the Secretary of State of the State of Delaware, or, if such document is of a type that may not be so certified, certified by an officer of the Partnership, together with a good standing certificate from the Secretary of State of the State of Delaware and each other jurisdiction in the United States in which the Partnership is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of its jurisdiction of organization, each dated a recent date prior to the Closing Date;

     (ii) signature and incumbency certificates of the officers of the Partnership executing the Transaction Documents to which it is a party;
     (iii) executed originals of the Transaction Documents to which the Partnership is a party; and
     (iv) such other documents relating to any of the foregoing as the Facility Agent may reasonably request.
          (d) The Servicer shall deliver to the Facility Agent the following, each, unless otherwise noted, dated as of Closing Date:
     (i) copies of the organizational documents of the Servicer, certified by the Secretary of State of the State of Delaware, or, if such document is of a type that may not be so certified, certified by an officer of the Servicer, together with a good standing certificate from the Secretary of State of the State of Delaware and each other jurisdiction in the United States in which the Servicer is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of its jurisdiction of organization, each dated a recent date prior to the Closing Date;
     (ii) signature and incumbency certificates of the officers of the Servicer executing the Transaction Documents to which it is a party;
     (iii) executed originals of the Transaction Documents to which the Servicer is a party; and
     (iv) such other documents relating to any of the foregoing as the Facility Agent may reasonably request.
          (e) The Facility Agent shall have received an Authorized Officer’s Certificate dated as of the Closing Date to the effect that:
     (i) Borrower’s representations and warranties contained in Section 4.01 are true and correct on and as of such day as though made on and as of such date;
     (ii) no event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes or which with the passage of time or the giving of notice or both would constitute, a Servicer Default or an Event of Default; and
     (iii) Borrower shall have complied with all of its covenants hereunder and shall have fulfilled in all respects all of its obligations hereunder.
          (f) Borrower shall have obtained all Governmental Authorizations and all consents of other Persons that are necessary in connection with the transactions provided for in the Transaction Documents. Each such Governmental Authorization and consent shall be in full force and effect.
          (g) Each of the other Transaction Documents shall be in full force and effect.
          (h) All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Facility Agent, and the Facility Agent shall have received all such counterpart originals or certified copies of such documents as the Facility Agent or any Lender may reasonably request, including, without limitation a copy of that certain subordinated debt note payable to RAI.
          (i) The Lenders shall have received one or more favorable Opinions of Counsel, of counsel to LEAF III and the Borrower, with respect to such matters as any Lender may reasonably request, including opinions with respect to (i) the creation, perfection and first priority of the security interest of the Borrower and the Collateral Agent in the property described in such Opinion of Counsel, (ii) the true conveyance of the Purchased Contracts under the Purchase and Contribution Agreement, (iii) issues of substantive consolidation, and (iv) the due authorization, execution and delivery of, and enforceability of the Transaction Documents.
          (j) There shall have been delivered to the Lenders and the Collateral Agent (i) file-stamped copies of the financing statements relating to the conveyance of the Purchased Contracts, naming Seller as debtor, Borrower as intermediate secured party and the Collateral Agent as secured party, or other similar instruments or documents, as may be necessary or, in the opinion of the Lender or the Collateral Agent, desirable under the Uniform Commercial Code of any appropriate jurisdiction or other applicable law to perfect Borrower’s ownership of the Purchased Contracts and a first priority security interest therein and (ii) file-stamped copies of the financing statements relating to the grant of a first priority security interest in the Collateral, naming Borrower as debtor and Collateral Agent as secured party, or other similar instruments or documents, as may be necessary or, in the opinion of the Lender or the Collateral Agent, desirable under the Uniform Commercial Code of any appropriate jurisdiction or other applicable law to grant the Collateral Agent a first priority perfected security interest therein. Each of the aforementioned financing statements, instruments or documents shall have been duly filed on or prior to the Closing Date with the Secretary of State of the State of Delaware and such other filing offices as may be necessary or appropriate
     SECTION 3.02. Purchase Date. The obligation of each Lender to make any Advance on a Purchase Date (including the Closing Date, if applicable) is subject to satisfaction of the following conditions precedent:
          (a) The Facility Agent shall have received the applicable Purchase Date Notice, not later than 12:00 noon (New York City time) on the date which is no later that two (2) Business Days prior to the date of a proposed making of Advances and the applicable Lender shall have received such Purchase Date Notice by 2:00 p.m. (New York City Time) on such day.
          (b) The Custodian shall have delivered the Trust Receipt, without any Exceptions, for Purchased Contracts with an aggregate Contract Value exceeding 75% of the amount of the Advance requested in the related Purchase Date Notice.

          (c) Each of the conditions set forth in Section 3.02 of the Purchase and Contribution Agreement shall have been satisfied, or, with the prior written consent of the Required Lenders, waived.
          (d) The ability of the CP Rate Lender to fund Advances under this Agreement shall at all time be subject to the following conditions: (i) a liquidity facility relating to this transaction to which such CP Rate Lender is a party remains in full force and effect; (ii) after giving effect to the Advance to occur on such Purchase Date, the CP Rate Lender will have sufficient unused liquidity support pursuant to such liquidity facility (which unused liquidity support includes, for the avoidance of doubt, undrawn available cash required to be posted by the relevant Support Institution in connection with such liquidity facility); and (iii) such CP Rate Lender has received funds: (A) from the commercial paper market; (B) pursuant to such liquidity facility (including receipt of undrawn available cash required to be posted by a liquidity provider thereunder); or (C) from other sources available to it related to this Agreement (in all cases referred to in this clause (iii) in an amount sufficient to fund such Advance and to the extent such funds were raised to fund such Advance).
          (e) On such Purchase Date, the following statements shall be true:
     (i) Borrower’s representations and warranties contained in Section 4.01 are correct on and as of such day as though made on and as of such date; and
     (ii) no event has occurred and is continuing, or would result from such purchase, that constitutes a Servicer Default or an Event of Default;
     (iii) Borrower shall have complied with all of its covenants hereunder and shall have fulfilled in all material respects all of its obligations hereunder;
     (iv) Borrower shall not be insolvent or subject to any Insolvency Event; and
     (v) immediately prior to and after giving effect to the Advances to be made on such Purchase Date, the aggregate principal amount of all outstanding Advances as of such date does not exceed the Credit Limit as of such date.
     SECTION 3.03. Representation and Warranty. The acceptance by Borrower of the proceeds of any Advance shall be deemed to be a representation and warranty by Borrower as to the matters set forth in this Article III.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01. Representations and Warranties. Borrower represents and warrants to the Facility Agent and to the Lenders as of each Purchase Date (or such other date as expressly provided below) that:

          (a) Organization. Borrower is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware. Borrower has full power, authority and legal right to own its properties and conduct its business as presently owned and conducted, and as is proposed to be conducted under this Agreement and each of the other Transaction Documents to which it is a party, and to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.
          (b) Due Authorization; Due Qualification. Borrower’s execution, delivery and performance of this Agreement, each of the other Transaction Documents to which it is a party and the other agreements and instruments executed or to be executed by Borrower contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Borrower. The Borrower is duly qualified to do business in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of its property, the performance of its obligations under this Agreement, each of the other Transaction Documents to which it is a party and the other agreements and instruments executed or to be executed by Borrower contemplated by this Agreement or the conduct of its business requires such qualification, licenses and/or approvals.
          (c) Binding Obligation. This Agreement and each of the other Transaction Documents to which it is a party constitutes a valid and legally binding obligation of Borrower, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally, now and hereafter in effect, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
          (d) No Conflict. Borrower’s execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and its performance of the transactions contemplated hereby and thereby and its fulfillment of the terms hereof and thereof applicable to the Borrower (i) do not contravene Borrower’s organizational documents, (ii) do not conflict with or violate any Requirements of Law applicable to Borrower, and (iii) do not conflict with, result in a breach of any of the provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, Purchased Contract, agreement, mortgage, deed of trust or other instrument to which Borrower is a party or by which it or its properties are bound. The execution and delivery of this Agreement will not result in the creation of an Adverse Claim against Borrower or any assets of Borrower, except those created under the Loan Agreement.
          (e) Security Interest. This Agreement creates a valid security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral as security for the Obligations.
          (f) No Proceedings. There are no proceedings, injunctions, writs, restraining orders or investigations pending or, to the best knowledge of Borrower, threatened against Borrower before any Governmental Authority (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, validity or enforceability of, this Agreement or any of the other Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or (iii) seeking any determination or ruling that is reasonably likely to affect adversely the financial condition or operations of Borrower or the validity or enforceability of, or the performance by Borrower of its obligations under, this Agreement or any of the other Transaction Documents.
          (g) No Consents. No authorization, consent, license, order or approval of, filing, registration or declaration with, or notice to, any Person, including, without limitation, any Governmental Authority, is required for Borrower in connection with the execution and delivery of this Agreement or any of the other Transaction Documents by Borrower or the performance of its obligations under this Agreement or any of the other Transaction Documents, except for the filing of documents required to have been filed on or prior to the Closing Date or a Purchase Date pursuant to Sections 3.01 and 3.02, all of which were so filed and are in full force and effect.
          (h) Ownership; Liens.
     (i) On each Purchase Date, Borrower is the sole and exclusive owner of each Purchased Contract purchased by Borrower on such date, each such Purchased Contract is free and clear of any Lien and no effective financing statement or other instrument similar in effect covering such Purchased Contract is on file in any recording office.
     (ii) As of each Purchase Date, each Purchased Contract shall be acquired by Borrower from LEAF III free and clear of any Lien except Permitted Liens.
          (i) Location. The principal place of business and major executive office of Borrower is 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801.
          (j) Valid Lien. This Agreement creates, to secure the Obligations, a valid security interest (as defined in the UCC) in the Collateral and, upon the filing of the financing statements on Form UCC-1 described in Section 3.01(j); the Collateral Agent, for the benefit of the Secured Parties, will have a valid first priority perfected security interest in the Collateral (subject to Section 9-315 of the UCC).
          (k) Solvency. Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement. Borrower is currently repaying all of its indebtedness as such indebtedness becomes due; and, after giving effect to the transactions contemplated by this Agreement, Borrower will have adequate capital to conduct its business as presently conducted and as contemplated by this Agreement.
          (l) Compliance. Borrower has complied, and will comply on each Purchase Date, in all respects with all Requirements of Law with respect to it, its business and properties and all Purchased Contracts acquired by it pursuant to the Purchase and Contribution Agreement. Borrower has maintained and will maintain all applicable permits, certifications and licenses necessary in any respect with respect to its business and properties and all Purchased Contracts,

Borrower has filed or caused to be filed, and will file, on a timely basis all tax returns required by any Governmental Authority.
          (m) No Rescission. No Purchased Contract has been satisfied, subordinated or rescinded or, except as disclosed in writing to the Facility Agent, amended in any manner.
          (n) No Insolvency Event. No Insolvency Event has occurred with respect to Borrower nor, in Borrower’s good faith judgment, is any Insolvency Event anticipated to occur with respect to Borrower in the foreseeable future.
          (o) Fraudulent Conveyance. Borrower is not entering into the transactions contemplated hereby with any intent of hindering, delaying or defrauding creditors.
          (p) Eligible Contracts. As of the relevant Purchase Date:
     (i) each Purchased Contract sold on such date is an Eligible Contract and the transfer, sale and conveyance of such Purchased Contract from LEAF III to Borrower under the Purchase and Contribution Agreement does not conflict with, result in a breach of any of the provisions of, or constitute (with or without notice or lapse of time or both) a default under, such Purchased Contract or violate any Requirement of Law or subject the Borrower, the Collateral Agent, Facility Agent or any of the Lenders to any fine, penalty or liability;
     (ii) the information set forth in the Purchase Date Notice with respect to each Purchased Contract to be purchased on such date, together with the applicable electronic data file provided in connection therewith, is and shall be true and correct;
     (iii) the weighted average (by Contract Value) remaining term of each Purchased Contract sold on such date is not longer than forty (40) calendar months.
          (q) No Proceedings. There are no proceedings, injunctions, writs, restraining orders or investigations pending or, to the best knowledge of an Authorized Officer of Borrower, threatened with respect to any Purchased Contract before any Governmental Authority asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, validity or enforceability of any such Purchased Contract.
          (r) Legal Name. The legal name of Borrower is LEAF III B SPE, LLC.
          (s) ERISA. No Plan (as defined in Section 3(3) of ERISA) maintained by Borrower or any of its ERISA Affiliates (as defined in Section 414(b), (c), (m) or (o) of the Code) has any accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, Borrower and each ERISA Affiliate of Borrower have, in a timely manner, made all contributions required to be made by it to any Plan and Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA) to which contributions are or have been required to be made by Borrower or such ERISA Affiliate, and no event requiring notice to the Pension Benefit Guaranty Corporation under Section 302(f) of ERISA has occurred and is continuing or could reasonably be expected to occur with respect to any such Plan, in any case, that could reasonably be expected to result, directly or indirectly, in any Lien being imposed on the property of Borrower or the payment of any material amount to avoid such Lien. No Reportable Event (as defined in Section 4043 of ERISA) with respect to Borrower or any of its ERISA Affiliates has occurred or could reasonably be expected to occur that could reasonably be expected to result, directly or indirectly, in any Lien being imposed on the property of Borrower or the payment of any material amount to avoid such Lien.
          (t) PATRIOT Act. To the extent applicable, Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of any Advance will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE V
COVENANTS
     SECTION 5.01. Covenants of Borrower. Borrower hereby covenants that, until the termination of this Agreement:
          (a) Compliance with Law. Borrower will comply in all material respects with all Requirements of Law with respect to it, its business and properties and the Collateral. Borrower will maintain all applicable permits, certifications and licenses necessary in any material respect with respect to its business and properties and the Collateral. Borrower will file on a timely basis all tax returns required by any Governmental Authority.
          (b) Preservation of Existence. (i) Borrower will preserve and maintain its corporate existence, rights, franchises and privileges, and become and remain licensed in each jurisdiction where the failure to maintain such license would materially and adversely affect (A) the interests of Borrower, the Collateral Agent, any of the Secured Parties hereunder or the Collateral, (B) the collectibility of any Contract Receivable or (C) the ability of Borrower to perform its obligations hereunder in any material respect and (ii) Borrower shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person.
          (c) Inspections. At any time and from time to time during Borrower’s regular business hours and at Borrower’s expense, on reasonable prior notice and for a purpose reasonably related to this Agreement, Borrower shall, in response to any reasonable request of the Required Lenders, permit the Collateral Agent, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes, microfiche and disks) in the possession or under the control of Borrower relating to the Collateral and (ii) to visit the offices and properties of Borrower for the purpose of examining such materials and to discuss matters relating to the Collateral, Borrower’s performance hereunder, the business operations, properties and financial or other condition of Borrower with any of its officers or directors or (after consultation with a Authorized Officer) employees of Borrower having knowledge thereof.
          (d) Keeping of Records and Books of Account. Borrower will maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate records evidencing the Collateral in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of the Contract Receivables.
          (e) Collections. Borrower will cause any Collections received by it to be held in trust for the Collateral Agent and the Lenders and promptly deposited to the Collection Account in accordance with the terms of the Servicing Agreement.
          (f) Reporting Requirements.
     (i) Borrower shall (A) within one (1) Business Day after an Authorized Officer of Borrower obtains knowledge of the occurrence of any Event of Default, notify (either orally or in writing) the Facility Agent of such occurrence and (B) as soon as possible and in any event within three (3) Business Days after an Authorized Officer of Borrower obtains knowledge of the occurrence of any Event of Default, deliver to the Facility Agent a statement of an Authorized Officer of Borrower setting forth details of such Event of Default or such event and the action that Borrower has taken and proposes to take with respect thereto.
     (ii) As soon as possible and in any event within ten (10) Business Days after an Authorized Officer of Borrower obtains knowledge thereof, Borrower shall notify the Facility Agent of any litigation, investigation or proceeding that could reasonably be expected to impair in any respect the ability of Borrower to perform its obligations under this Agreement.
     (iii) Borrower shall promptly deliver to the Facility Agent such other information, documents, records or reports regarding the Collateral as the Facility Agent or any of the Lenders may from time to time reasonably request in order to protect the Secured Parties’ interests under or as contemplated by this Agreement.
     (iv) Borrower shall deliver to the Facility Agent, at least thirty (30) days prior to any change in the name or jurisdiction of organization of Borrower, or LEAF III, a notice setting forth the new name or jurisdiction of organization, as applicable, and the effective date thereof.
          (g) Extension or Amendment of Contract Receivables. Except as otherwise permitted under the Servicing Agreement, Borrower will not (i) extend, amend or otherwise modify the terms of any Purchased Contract or (ii) rescind or cancel any Purchased Contract.

          (h) No Actions Against Obligors. Except in accordance with the Servicing Agreement, Borrower will not commence or settle any legal action to enforce any rights under any Purchased Contract.
          (i) Relationship of LEAF III and Borrower.
     (i) Borrower shall maintain at all times a telephone number different from any telephone numbers of LEAF III. Borrower shall use stationery separate from that of LEAF III.
     (ii) Borrower shall take all reasonable steps to ensure that its creditors and the creditors of LEAF III are aware that Borrower is a legal entity separate and distinct from any other Person and maintains its assets, and conducts its operations, separate from those of any other Person. Borrower shall not fail to correct any known misunderstanding regarding its separate identity. Borrower shall pay from its own funds, to the extent funds are available, its operating expenses and liabilities, including legal fees and expenses, or shall reimburse LEAF III for any such expenses or liabilities paid by LEAF III on Borrower’s behalf. Borrower shall not hold out the assets or creditworthiness of LEAF III as being available for the payment of Borrower’s liabilities or obligations, and Borrower shall not hold out its assets or creditworthiness as being available for the payment of the liabilities or obligations of LEAF III or any of its affiliates other than Borrower. Borrower shall not permit LEAF III to hold its assets or creditworthiness, as being available for the payment of the liabilities or obligations of LEAF III or any of its affiliates (other than Borrower). Borrower shall not use or permit the separate existence of Borrower to be used by LEAF III to abuse creditors or to perpetrate a fraud, injury, or injustice on creditors.
     (iii) Borrower shall conduct its business separate and apart from the business conducted by any other Person. Borrower shall maintain its books and records distinct and separately identifiable from the corporate records of LEAF III and any other Person. Borrower shall prepare financial records distinct and separately identifiable from the financial records of LEAF III or any of its affiliates (other than Borrower). Borrower shall prepare and maintain such statements and reports in accordance with generally accepted accounting principles. To the extent that Borrower is required to file tax returns under applicable law, Borrower shall file such tax returns separate from those of any other Person. Borrower shall keep its funds and bank accounts separate and apart from the funds of LEAF III and any of its affiliates (other than Borrower), and shall maintain its other assets separately identifiable and distinguishable from the assets of LEAF III and any of its affiliates (other than Borrower). Borrower shall not commingle its funds or other assets with those of any other Person.
     (iv) Borrower shall act solely in its own name and solely through its duly Authorized Officers or agents. Borrower shall comply with the provisions of its limited liability company agreement, and shall comply in all material respects with the laws of the State of Delaware, insofar as they pertain to its separateness.

Borrower shall maintain appropriate records of its member’s written consents and shall observe all requisite corporate formalities insofar as they pertain to Borrower’s separate existence.
     (v) All transactions between LEAF III and Borrower are and shall be duly authorized and documented, and recorded accurately in their respective books and records. All such transactions shall be fair to each party, constitute exchanges for fair consideration and for reasonably equivalent value, and shall be made in good faith and without any intent to hinder, delay, or defraud creditors. Borrower shall not take any action, and shall not engage in transactions with LEAF III or any of its Affiliates (other than Borrower) except as directed by LEAF III.
          (j) The Borrower will keep the office where it maintains its records concerning the Purchased Contracts at (i) the address of the Borrower set forth as specified in Section 9.12 or (ii) upon thirty (30) days’ prior written notice to the Facility Agent, at any other locations in jurisdictions where all actions reasonably requested by the Facility Agent to protect and perfect the interest in the Collateral have been taken and completed. The Borrower will not locate either its principal place of business or its chief executive office within the State of California.
          (k) Stockholder Indemnity Rights. Borrower, at the expense of the Collateral Agent, shall take all commercially reasonable actions to enforce the Stockholder Indemnity Rights for the benefit of, and as requested in writing by, the Collateral Agent, to the extent that the Collateral Agent shall not be permitted to enforce such Stockholder Indemnity Rights in their own name.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.01. Events of Default. Upon the occurrence of (x) any Event of Default described in clause (c) of the definition thereof, automatically, and (y) any other Event of Default, at the written demand of the Required Lenders, upon notice to Borrower by the Collateral Agent:
          (a) the Commitments shall immediately terminate;
          (b) the aggregate principal of all Advances, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Transaction Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; and
          (c) the Collateral Agent shall exercise any and all of its other rights and remedies under applicable law (including the UCC) or at equity, hereunder and under the other Transaction Documents.

     SECTION 6.02. Remedies. If any Event of Default shall have occurred and be continuing:
          (a) The Collateral Agent may exercise in respect of the Collateral all of the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require Borrower to, and Borrower hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place or places to be designated by the Collateral Agent which is reasonably convenient to both parties and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’ offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Borrower hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree and waives all rights which Borrower may have to require that all or any part of the Collateral be marshalled upon any sale (public or private) thereof.
          (b) Any cash held by the Collateral Agent as Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Collateral Agent against, all or any part of the Obligations.
          (c) In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent, on behalf of the Secured Parties, is legally entitled, Borrower shall be liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Transaction Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs and expenses of any attorneys employed by the Collateral Agent to collect such deficiency.
          (d) The Collateral Agent shall have, in addition to any rights and remedies under this Agreement, all other rights and remedies with respect to the Collateral available to it under applicable law or at equity, which rights and remedies shall be cumulative.

ARTICLE VII
SECURITY AGREEMENT
     SECTION 7.01. Grant of Security Interest. As collateral security for all of the Obligations, Borrower hereby pledges and assigns to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in all of the following property of Borrower, whether now or hereafter existing and whether now owned or hereafter acquired, tangible or intangible, consisting of all of Borrower’s right, title and interest in and to the following, in each case howsoever Borrower’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise) (collectively, the “Collateral”):
          (a) the Purchased Contracts;
          (b) the Contract Receivables;
          (c) the Accounts and all property therein from time to time;
          (d) each of the Transaction Documents to which it is a party or under which it has any right, remedy, privilege or interest;
          (e) all cash and non-cash proceeds of any and all of the foregoing and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof) and any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral; and
          (f) all of Borrower’s rights, remedies, interest, powers and privileges under the Asset Purchase Agreement with respect to the items in the foregoing clause (a) including, without limitation, the Stockholder Indemnity Rights.
     SECTION 7.02. Security for Obligations. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter incurred.
     SECTION 7.03. Further Assurances.
          (a) Borrower hereby covenants that, until the termination of this Agreement, Borrower shall, from time to time, at the expense of Borrower, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Borrower shall:
     (i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the

Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;
     (ii) at any reasonable time, following the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent; and
     (iii) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect Borrower’s title to or the Collateral Agent’s security interest in all or any part of the Collateral in any material respect.
          (b) Borrower hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein. Borrower shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
     SECTION 7.04. Power of Attorney. If an Event of Default has occurred and is continuing, Borrower hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary to accomplish the purposes of this Agreement, including, without limitation, the following:
          (a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by Borrower or paid to the Collateral Agent pursuant to this Agreement;
          (b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
          (c) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;
          (d) to prepare and file any UCC financing statements against Borrower as debtor;

          (e) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of Borrower to the Collateral Agent, due and payable immediately without demand; and
          (f) if otherwise permitted in accordance with the terms of this Agreement, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and Borrower’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as Borrower might do.
     SECTION 7.05. No Duty on the Part of the Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
ARTICLE VIII
COLLATERAL AGENT
     SECTION 8.01. Appointment. KEF is hereby appointed the Collateral Agent hereunder and under the other Transaction Documents and each Lender hereby authorizes the Collateral Agent to act as its agent in accordance with the terms hereof and the other Transaction Documents. The Collateral Agent hereby agrees to act upon the express conditions contained herein and the other Transaction Documents, as applicable. The provisions of this Article VIII are solely for the benefit of the Collateral Agent and the Lenders and Borrower nor any Affiliate thereof (except, in each case, with respect to Section 8.03 hereof) shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Collateral Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any Affiliate thereof.
     SECTION 8.02. Powers and Duties. Each Lender irrevocably authorizes the Collateral Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents as are specifically delegated or granted to the Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Transaction Documents. The Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Collateral Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein. Notwithstanding the foregoing, the Collateral Agent shall not have the power or authority to sign any document in the name of any Lender.
     SECTION 8.03. General Immunity.
          (a) No Responsibility for Certain Matters. The Collateral Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Collateral Agent to the Lenders or by or on behalf of Borrower to the Collateral Agent or any Lender in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall the Collateral Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Advances or as to the existence or possible existence of any Event of Default. Anything contained herein to the contrary notwithstanding, the Collateral Agent shall not have any liability arising from confirmations of the amount of outstanding Advances or the component amounts thereof.
          (b) Exculpatory Provisions. Neither the Collateral Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Collateral Agent under or in connection with any of the Transaction Documents except to the extent caused by the Collateral Agent’s gross negligence or willful misconduct. The Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Collateral Agent shall have received instructions in respect thereof from the Required Lenders and, upon receipt of such instructions from the Required Lenders, the Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower or its Affiliates), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of the Required Lenders.
          (c) Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any Affiliates of the Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against Borrower and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Collateral Agent and not to Borrower, Lender or any other Person and none of Borrower, any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     SECTION 8.04. Collateral Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Collateral Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Advances, the Collateral Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Collateral Agent in its individual capacity. Any Collateral Agent and its Affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders.
     SECTION 8.05. Lenders’ Representations and Warranties. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower in connection with the Advances hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and the Collateral. The Collateral Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter, and the Collateral Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.
     SECTION 8.06. Right to Indemnity. Each Lender (other than the CP Rate Lender), in proportion to its Pro Rata Share, severally agrees to indemnify the Collateral Agent, to the extent that the Collateral Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements, whether incurred in a third party action or in an action to enforce this agreement or any other Transaction Document) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Transaction Documents or otherwise in its capacity as the Collateral Agent in any way relating to or arising out hereof or the other Transaction Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Collateral Agent for any purpose shall, in the opinion of the Collateral Agent, be insufficient or become impaired, the Collateral Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     SECTION 8.07. Successor Collateral Agent. The Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Collateral Agent (and, failing such appointment, the retiring collateral agent may appoint a successor collateral agent among the Lenders or any other financial institution on behalf of the Lenders). Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly (a) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Transaction Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Transaction Documents, and (b) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Transaction Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder.

     SECTION 8.08. Collateral.
          (a) Collateral Agent under Collateral Documents. Each Secured Party hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Transaction Documents. Subject to Section 9.10, without further written consent or authorization from any Secured Party, the Collateral Agent may execute any documents or instruments necessary in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders have otherwise consented.
          (b) Right to Realize on Collateral. Anything contained in any of the Transaction Documents to the contrary notwithstanding, Borrower, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
ARTICLE VIII A
FACILITY AGENT
     SECTION 8A.01. Appointment. KEF is hereby appointed the Facility Agent hereunder and under the other Transaction Documents and each Lender hereby authorizes the Facility Agent to act as its agent in accordance with the terms hereof and the other Transaction Documents. The Facility Agent hereby agrees to act upon the express conditions contained herein and the other Transaction Documents, as applicable. The provisions of this Article VIIIA are solely for the benefit of the Facility Agent and the Lenders and Borrower nor any Affiliate thereof (except, in each case, with respect to Section 8A.03 hereof) shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Facility Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any Affiliate thereof.
     SECTION 8A.02. Powers and Duties. Each Lender irrevocably authorizes the Facility Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents as are specifically delegated or granted to the Facility Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Facility Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Transaction Documents. The Facility Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Facility Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Facility Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein. Notwithstanding the foregoing, the Facility Agent shall not have the power or authority to sign any document in the name of any Lender.
     SECTION 8A.03. General Immunity.
          (a) No Responsibility for Certain Matters. The Facility Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Facility Agent to the Lenders or by or on behalf of Borrower to the Facility Agent or any Lender in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall the Facility Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Advances or as to the existence or possible existence of any Event of Default. Anything contained herein to the contrary notwithstanding, the Facility Agent shall not have any liability arising from confirmations of the amount of outstanding Advances or the component amounts thereof.
          (b) Exculpatory Provisions. Neither the Facility Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Facility Agent under or in connection with any of the Transaction Documents except to the extent caused by the Facility Agent’s gross negligence or willful misconduct. The Facility Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Facility Agent shall have received instructions in respect thereof from the Required Lenders and, upon receipt of such instructions from the Required Lenders, the Facility Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Facility Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower or its Affiliates), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Facility Agent as a result of the Facility Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of the Required Lenders.
          (c) Delegation of Duties. The Facility Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by the Facility Agent. The Facility Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8A.03 and of Section 8A.06 shall apply to any Affiliates of the Facility Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Facility Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8A.03 and of Section 8A.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Facility Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against Borrower and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Facility Agent and not to Borrower, Lender or any other Person and none of Borrower, any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     SECTION 8A.04. Facility Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Facility Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Advances, the Facility Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Facility Agent in its individual capacity. Any Facility Agent and its Affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to the Lenders.
     SECTION 8A.05. Lenders’ Representations and Warranties. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower in connection with the Advances hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and the Collateral. The Facility Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter, and the Facility Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.
     SECTION 8A.06. Right to Indemnity. Each Lender (other than the CP Rate Lender), in proportion to its Pro Rata Share, severally agrees to indemnify the Facility Agent, to the extent that the Facility Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements, whether incurred in a third party action or in an action to enforce this agreement or any other Transaction Document) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Facility Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Transaction Documents or otherwise in its capacity as the Facility Agent in any way relating to or arising out hereof or the other Transaction Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Facility Agent for any purpose shall, in the opinion of the Facility Agent, be insufficient or become impaired, the Facility Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Facility Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Facility Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     SECTION 8A.07. Successor Facility Agent. The Facility Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, Borrower and the Paying Agent. Upon any such notice of resignation, the Required Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Facility Agent (and, failing such appointment, the retiring facility agent may appoint a successor facility agent among the Lenders or any other financial institution on behalf of the Lenders). Upon the acceptance of any appointment as the Facility Agent hereunder by a successor Facility Agent, that successor Facility Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Facility Agent and the retiring Facility Agent shall promptly (a) transfer to such successor Facility Agent all sums, Securities and other items of Collateral held under the Transaction Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Facility Agent under the Transaction Documents, and (b) execute and deliver to such successor Facility Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Facility Agent of the security interests created under the Transaction Documents, whereupon such retiring Facility Agent shall be discharged from its duties and obligations hereunder. After any retiring Facility Agent’s resignation hereunder as the Facility Agent, the provisions of this Article VIIIA shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Facility Agent hereunder.

ARTICLE IX
MISCELLANEOUS
     SECTION 9.01. Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses of the Facility Agent, the Collateral Agent, the Paying Agent, the Custodian, the Back-up Servicer, the Lenders and their respective Affiliates in connection with the negotiation, preparation, execution, delivery, administration and amendment of all documents to be delivered subsequent to the Closing Date pursuant to this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for such Persons with respect thereto and with respect to advising such Persons as to their respective rights and remedies under this Agreement, and Borrower agrees to pay all costs and expenses of the Facility Agent, the Collateral Agent, the Paying Agent, the Custodian, the Back-up Servicer, the Lenders and their respective Affiliates, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder. In addition, Borrower agrees to pay any and all stamp and other taxes (other than any income or franchise or similar taxes, or any interest or penalties with respect thereto payable by any Person other than Borrower or an Affiliate thereof) and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, any Support Agreements and any documents to be delivered hereunder, and Borrower agrees to indemnify the Lenders against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
     SECTION 9.02. Assignments; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders and permitted assigns of Borrower, the Collateral Agent and the Facility Agent. None of Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all of the Lenders. nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of the Facility Agent, Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, LEAF Funding and LEAF III shall be third party beneficiaries of all provisions of this Agreement with respect to the Borrower and are entitled to enforce the provisions hereof against the Facility Agent, the Collateral Agent, and the Lenders as if each were a party hereto.
          (b) Register. Borrower, the Facility Agent, the Collateral Agent and the Lenders shall deem and treat the Persons listed as the Lenders in the Register as the holders and owners of the corresponding Commitments and Advances listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Advance shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 9.02(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Facility Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Advances.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Advances owing to it or other Obligations (provided, pro rata assignments shall not be required, but each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Advance and any related Commitment):
     (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” (and the Lender shall give prompt notice thereafter to Borrower and the Facility Agent); and
     (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” and consented to by each of Borrower and the Facility Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 9.02(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and the Facility Agent or as shall constitute the aggregate amount of the Commitments and Advances of the assigning Lender) with respect to the assignment of the Commitments and Advances.
          (d) Mechanics. Assignments and assumptions of Advances and Commitments pursuant to clause (c)(ii) above shall only be effected by execution and delivery to the Facility Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Facility Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.11(c)
          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Advances, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Advances, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Advances for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Advances within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.02, the disposition of such Commitments or Advances or any interests therein shall at all times remain within its exclusive control).
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 9.02, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Advances and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date); provided, anything contained in any of the Transaction Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder; (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Facility Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Advances of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (b) through (f) of this Section 9.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g).
          (g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower or any of its Affiliates) in all or any part of its Commitments, Advances or in any other Obligation; provided, such participant agrees to be subject to Section 2.08 as though it were a Lender.
          (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.02, any Lender may assign and/or pledge all or any portion of its Advances, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
          (i) Electronic Signatures, Etc. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     SECTION 9.03. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exists.
     SECTION 9.04. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Advance. Notwithstanding anything herein or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.09(c), 2.10, 2.11, 9.01, 9.16, 9.18 and 9.19, and the agreements of the Lenders set forth in Sections 2.04, 8.03(b), 8.06, 9.18 and 9.l9 shall survive the payment of the Advances and the termination hereof.
     SECTION 9.05 Marshalling; Payments Set Aside. Neither the Collateral Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to the Facility Agent or the Lenders (or to the Facility Agent, on behalf of the Lenders), or the Collateral Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     SECTION 9.06. Obligations Several; Independent Nature of the Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Transaction Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     SECTION 9.07. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

     SECTION 9.08. Governing Law, Jurisdiction, Consent to Service of Process, Waiver of Jury Trial.
          (a) Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT FOR SECTIONS 5-1401 AND 5- 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          (b) Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, such federal court and (ii) waives the defense of an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (c) Consent to Service of Process. Each party to this Agreement irrevocably consents to service of process by personal delivery, certified mail, postage prepaid or overnight courier. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          (d) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF ANY OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     SECTION 9.09. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Collateral Agent or any Lender, any right, remedy, interest, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, interest, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, interest, power or privilege. Except as expressly otherwise provided herein, the rights, remedies, interests, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, interests, powers and privileges provided by law.
     SECTION 9.10. Amendments, Waivers and Consents.
          (a) Required Lenders’ Consent. Subject to the additional requirements of Section 9.10(b), no amendment, modification, termination or waiver of any provision of the Transaction Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided, (i) no such amendment shall be effective without the prior written consent of LEAF Funding and LEAF III if the effect of such amendment has or would reasonably be expected to have a material adverse effect on the third party beneficiary rights of LEAF Funding or LEAF III hereunder and (ii) no such amendment shall be effective without the prior written consent of U.S. Bank National Association and/or the Back-up Servicer, as applicable, if the effect of such amendment has or would reasonably be expected to have a material adverse effect on their respective rights hereunder.
          (b) Facility Agent Consent. No amendment, modification, termination or waiver of any provision of the Transaction Documents, or consent to any departure by Borrower therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to the Facility Agent, or any other provision hereof as the same applies to the rights or obligations of the Facility Agent, in each case without the consent of the Facility Agent.
          (c) Execution of Amendments, etc. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.10 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.
     SECTION 9.11. Severability. If any provision hereof is deemed void or unenforceable in any jurisdiction, such voiding or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction or any other provision hereof in such or any other jurisdiction.
     SECTION 9.12. Notices: Electronic Communications.
          (a) Notices. Except where telephonic instructions or notices are specifically authorized, all notices, demands, instructions and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by first class or express mail, in each case, with postage prepaid, national overnight courier service, hand delivery or by facsimile transmission or other electronic communication device capable of transmitting or creating a written record and shall be deemed to be given for purposes of this Agreement on the day that the writing is delivered or sent to its intended recipient. Unless otherwise specified in a notice sent or delivered in accordance with the provisions of this Section 9.12, notices, demands, instructions and other communications in writing shall be given to or made upon a party at its Notice Office, and, in the case of telephonic instructions or notices, by calling the telephone number indicated for the party at its Notice Office.

     (b) Electronic Communications.
     (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Collateral Agent and the Facility Agent, provided, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Collateral Agent and the Facility Agent that it is incapable of receiving notices under such Section by electronic communication.
     (ii) The Collateral Agent, the Facility Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     (iii) Unless the Collateral Agent or the Facility Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.
     (iv) Borrower understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Collateral Agent or the Facility Agent.
     (v) Any Approved Electronic Communications are provided “as is” and “as available”. Neither the Collateral Agent, the Facility Agent nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Approved Electronic Communications.

     (vi) Borrower, the Lenders, the Facility Agent and the Collateral Agent agree that the Collateral Agent and the Facility Agent may, but shall not be obligated to, store any Approved Electronic Communications in accordance with their respective customary document retention procedures and policies.
     SECTION 9.13. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.
     SECTION 9.14. Termination. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the later of the repayment in full of Borrower’s Obligations and the termination of all Commitments hereunder.
     SECTION 9.15. Servicing. Borrower, the Collateral Agent and the Lenders each consent to the appointment of the Servicer to service the Collateral pursuant to the Servicing Agreement and each of them agrees to take such actions as the Servicer reasonably requests and to execute and deliver such instruments as may reasonably be requested by the Servicer in order to effectuate the purposes and carry out the terms of the Servicing Agreement.
     SECTION 9.16. Indemnification; Certain Waivers.
          (a) Without limiting any other rights that any of the Indemnified Parties may have hereunder or under any applicable law, Borrower hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:
     (i) the reliance by any of the Indemnified Parties on any representation or warranty made by Borrower under this Agreement that was incorrect in any respect when made or deemed made;
     (ii) any breach by Borrower of any of its obligations under this Agreement or any other Transaction Document;
     (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Party is a party thereto;
     (iv) any commingling by Borrower of Collections with other funds of Borrower or any of its Affiliates; or
     (v) any breach by Borrower of any obligation under, or any violation by Borrower of any Requirement of Law with respect to, any Purchased Contract;
provided, however, that Borrower shall not have any obligation to any Indemnified Party pursuant to this Section 9.16 for any of the foregoing (x) caused by the gross negligence or willful misconduct of such Indemnified Party as determined by a final judgment of a court of competent jurisdiction or (y) that arise out of facts and circumstances related to the Purchased Contracts occurring prior to the Effective Date. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 9.16 may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Amounts incurred by the Indemnified Parties.
          (b) Each Indemnified Party shall use reasonable efforts to notify Borrower in advance of making any claim under this Section 9.16. Any Indemnified Amounts due under this Section 9.16 shall be payable when incurred and, in any event, within ten (10) Business Days of submission of a claim by the Indemnified Party. This Section 9.16 shall survive the payment of all amounts otherwise due under this Agreement.
          (c) To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against each Lender, the Facility Agent, the Collateral Agent, the Paying Agent, the Custodian, the Back-up Servicer and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Transaction Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     SECTION 9.17. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Advances made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Advances made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to the Collateral Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Advances made hereunder or be refunded to Borrower.

     SECTION 9.18. No Proceedings.
          (a) The Facility Agent, the Collateral Agent and each Lender covenants and agrees that it shall not institute against, or join any other Person in instituting against, or knowingly or intentionally encourage or cooperate with any other Person in instituting against, Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States for one year and a day after the latest maturing Note has been paid.
          (b) Each of Borrower, the Facility Agent, the Collateral Agent and each Lender hereby agrees that it shall not institute or join any other Person in instituting against, or knowingly or intentionally encourage or cooperate with any other Person in instituting against, any CP Rate Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note, medium term note or other debt security issued by such CP Rate Lender is paid.
          (c) The provisions of this Section shall survive termination of this Agreement.
     SECTION 9.19. No Recourse.
          (a) The obligations of each CP Rate Lender under this Agreement, or any other agreement, instrument, document or certificate executed or delivered or issued by such CP Rate Lender or any officer thereof are solely the corporate, limited liability company or partnership obligations of such CP Rate Lender. No recourse shall be had for the payment of any fee or other obligations, instrument, document or certificate executed and delivered or issued by any CP Rate Lender or any officer thereof in connection therewith, against any stockholder, limited partner, employee, officer, director or incorporator of any CP Rate Lender.
          (b) Each of Borrower, the Facility Agent, the Collateral Agent and each Lender hereby irrevocably waives all right of setoff that it may have under contract (including this Agreement), applicable law or otherwise with respect to any funds or monies of any CP Rate Lender at any time held by or in the possession of such Person.
          (c) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the CP Rate Lender under this Agreement shall be payable by the CP Rate Lender and shall constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code) against the CP Rate Lender solely to the extent of funds received by the CP Rate Lender in respect of this Agreement. In addition, no recourse shall be had against CP Rate Lender for the payment of any amounts constituting fees, a reimbursement for expenses or indemnities hereunder (collectively, “Expense Claims”), and such Expense Claims shall not constitute a claim against the CP Rate Lender (as defined in Section 101 of Title 11 of the United States Bankruptcy Code), unless or until CP Rate Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the commercial paper and any other outstanding indebtedness of such CP Rate Lender; provided, however, that nothing in this Section shall affect the rights of any Secured Party as a secured party with respect to the Collateral.

          (d) The provisions of this Section and the parties’ respective obligations under this Section shall survive termination of this Agreement.
     SECTION 9.20. Intent of the Parties.
     The Borrower has structured the Transaction Documents with the intention that the Advances with respect to the Notes and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, LEAF III, the Facility Agent and the Lenders agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment. Each assignee and each participant acquiring an interest in Advances hereunder, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

LEAF III B SPE, LLC, as Borrower

By:	/s/ Miles Herman

Name:	Miles Herman
Title:	President, COO

KEY EQUIPMENT FINANCE INC., as the Facility Agent and Collateral Agent

By:	/s/ Andrew G. Mesches

Name:	Andrew G. Mesches
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as the Paying Agent

By:	/s/ Diane L. Reynolds

Name:	Diane L. Reynolds
Title:	Vice President

RELATIONSHIP FUNDING COMPANY, LLC, as a CP Rate Lender

By:	/s/ R. Scott Chisholm

Name:	R. Scott Chisholm
Title:	Authorized Signer
Loan and Security Agreement

APPENDIX A
TO LOAN AND SECURITY AGREEMENT
Commitments

		Pro
Lender	Commitment	Rata Share
RFC	$131,425,392.23	100%
Total	$131,425,392.23	100%
Total Commitments as of the Closing Date: $131,425,392.23.

EXHIBIT A
NOTE

$131,425,392.23	May 30, 2008 New York, New York
FOR VALUE RECEIVED, LEAF III B SPE, LLC, a Delaware limited liability company (“Borrower”), promises to pay Relationship Funding Company, LLC (“Payee”) or its assigns, on each day set forth for a payment hereunder under the Priority of Payments (as defined in the Loan Agreement referred to below), the lesser of (a) One Hundred Thirty One Million Four Hundred Twenty Five Thousand Three Hundred Ninety Two Dollars and Twenty Three Cents ($131,425,392.23) and (b) the unpaid principal amount of all Advances made by Payee to Borrower under the Loan Agreement referred to below.
Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Loan and Security Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified, the “Loan Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Payee, the other Lenders party thereto, U.S. Bank National Association, as Paying Agent, and Key Equipment Finance Inc., a Michigan corporation, as Facility Agent and Collateral Agent.
This Note is a “Note” and is issued pursuant to and entitled to the benefits of the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Advances evidenced hereby were made and are to be repaid.
All payments of principal and interest in respect of this Note shall be made in lawful money of the United States in same day funds in accordance with the terms of the Loan Agreement. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.
This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Loan Agreement.
THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT FOR CONFLICT OF LAWS PROVISIONS WHICH WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.
The terms of this Note are subject to amendment only in the manner provided in the Loan Agreement.
No reference herein to the Loan Agreement and no provision of this Note or the Loan Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Loan Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.
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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

LEAF III B SPE, LLC

By:	/s/ Miles Herman

Name:	Miles Herman
Title:	President, COO

TRANSACTIONS
ON
NOTE

Amount of
	Advance	Amount of	Outstanding
	Made This	Principal Paid	Principal Balance	Notation
Date	Date	This Date	This Date	Made By

EXHIBIT B
FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Person named as the Assignor herein (the “Assignor”) and the Person named as the Assignee herein (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the attached Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Facility Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Loan Agreement, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Related Fund1]

3. Borrower:	LEAF III B SPE, LLC, a Delaware limited liability company

4. Facility Agent and Collateral Agent:	KEY EQUIPMENT FINANCE INC., as the facility agent and collateral agent under the Loan Agreement

5. Loan Agreement:	The Loan and Security Agreement, dated as of May 30, 2008, by and among LEAF III B SPE, LLC, a Delaware limited liability company, the Lenders party thereto from time to time, U.S. Bank National Association, as Paying Agent, and Key Equipment Finance Inc., as Facility Agent and Collateral Agent.

[1]	Select as applicable

6. Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Advances	Commitment/Advances	Percentage Assigned of
Facility Assigned	for all Lenders	Assigned	Commitment/Advances[2]
[3]	$	$	%
	$	$	%
	$	$	%
Effective Date:                                         , 20___[ TO BE INSERTED BY FACILITY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

[3]	Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment (e.g. “CP Rate Commitment” or “LIBO Rate Commitment”.)

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Name:
Title:
[Consented to and]4 Accepted:

KEY EQUIPMENT FINANCE INC., as Facility Agent

By:
Name:
Title:

[Consented to:][5]

LEAF III B SPE, LLC

By:

Name:
Title:

[4]	To be added only if the consent of the Facility Agent is required by the terms of the Loan Agreement.

[5]	To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it is an Eligible Assignee under the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Facility Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1	Unless notice to the contrary is delivered to the Lender from the Facility Agent, payment to the Assignor by the Assignee in respect of the Assigned Interest shall include such compensation to the Assignor as may be agreed upon by the Assignor and the Assignee with respect to all unpaid interest which has accrued on the Assigned Interest to but excluding the Effective Date. On and after the applicable Effective Date, the Assignee shall be entitled to receive all interest paid or payable with respect to the Assigned Interest, whether such interest accrued before or after the Effective Date.
3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

4.	No Proceedings
4.1	The Assignee covenants and agrees that it shall not institute against, or join any other Person in instituting against, or knowingly or intentionally encourage or cooperate with any other Person in instituting against, Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States for one year and a day after the latest maturing Note has been paid.

4.2	The Assignee hereby agrees that it shall not institute or join any other Person in instituting against, or knowingly or intentionally encourage or cooperate with any other Person in instituting against, [Assignor or] any CP Rate Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing commercial paper note, medium term note or other debt security issued by such entity is paid.
5.	No Recourse
5.1	The Assignee hereby covenants and agrees that the obligations of each CP Rate Lender under this Agreement, or any other agreement, instrument, document or certificate executed or delivered or issued by such CP Rate Lender or any officer thereof are solely the corporate, limited liability company or partnership obligations of such CP Rate Lender and that no recourse shall be had for the payment of any fee or other obligations, instrument, document or certificate executed and delivered or issued by any CP Rate Lender or any officer thereof in connection therewith, against any stockholder, limited partner, employee, officer, director or incorporator of any CP Rate Lender.
5.2	Assignee hereby irrevocably waives all right of setoff that it may have under contract (including this Agreement), applicable law or otherwise with respect to any funds or monies of any CP Rate Lender at any time held by or in the possession of such Person.

5.3	The Assignee hereby covenants and agrees that notwithstanding anything to the contrary contained in this Agreement, the obligations of any CP Rate Lender under the Loan Agreement shall be payable by the CP Rate Lender and shall constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code) against the CP Rate Lender solely to the extent of funds received by the CP Rate Lender in respect of the Loan Agreement, and that no recourse shall be had against any such CP Rate Lender for the payment of any amounts constituting fees, a reimbursement for expenses or indemnities hereunder (collectively, “Expense Claims”), and such Expense Claims shall not constitute a claim against the CP Rate Lender (as defined in Section 101 of Title 11 of the United States Bankruptcy Code), unless or until CP Rate Lender has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the commercial paper and any other outstanding indebtedness of such CP Rate Lender; provided, however, that nothing in this Section shall affect the rights of any Secured Party as a secured party with respect to the Collateral.
6.	The provisions of Section 4 and Section 5 of this Assignment shall survive termination of the Loan Agreement and this Assignment.
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